Exhibit 99.2

Ascent Solar Technologies, Inc. Announces First Step of Strategic Plan; Executes Term Sheet for Acquisition of Assets from Leading European Thin-Film Solar Manufacturer

Ascent Solar’s turnaround plan starts with acquiring new revenue, manufacturing capabilities and intellectual property to fuel global expansion

THORNTON, CO & ZURICH, CH / GLOBE NEWSWIRE / MARCH 7, 2023 – Ascent Solar Technologies, Inc. (NASDAQ: ASTI) (“ASTI” or the “Company”), the leading, U.S. innovator in the design and manufacture of featherweight, flexible and durable CIGS thin-film photovoltaic (PV) solutions, announced today that it has signed a definitive term sheet to acquire certain manufacturing assets of a leading European manufacturer of thin-film solar technology and a worldwide license of its intellectual property (IP) portfolio, for USD $5 million cash.

The term sheet also provides that the Company will enter into an option to acquire a controlling interest in the manufacturer’s industrial-scale manufacturing operations, subject to the satisfaction of certain conditions. The option would have an exercise price of USD $3 million, in addition to the conversion of certain outstanding liabilities at the time of exercise into ASTI stock, at a price of USD $2.00 per share.

These transactions are expected to transform ASTI’s operating fundamentals through added revenue and market segments, increased production capacity, and access to an expanded IP portfolio for R&D and licensing opportunities.

Transaction Rationale/Prospective Benefits & Capabilities of Completed Transactions:

●	Revenue: ASTI will service the European manufacturer’s significant outstanding contracts using the acquired equipment, and expects to become the direct counterparty for the customers of the acquired assets on all upcoming contract renewals. Upon completion of the transaction, management anticipates EBITDA-positive operations of the acquired assets as early as the second half of 2023.

●	Market Expansion: The transaction is expected to immediately provide ASTI with the opportunity and proven manufacturing capacity to establish new revenue streams in the luxury goods and building integrated photovoltaics (BIPV) markets. ASTI expects these assets will also provide it with additional production capacity to handle new U.S. and Asian sales.

●	Advanced Manufacturing Facility: ASTI will acquire the European manufacturer’s equipment at its modern 15MW plant, which is capable of providing production outputs of polymer web up to one meter in width and one kilometer in length and would deliver a 300% increase in nameplate manufacturing capacity to ASTI.

●	Industrial-Scale Manufacturing Option: ASTI will acquire an option for a controlling interest in the European manufacturer, including its 40MW, thin-film CIGS facility which is optimized for high efficiency and high yields, and also possesses the ability to produce outputs of polymer web up to one meter in width and one kilometer in length.

●	Expanded IP Portfolio: ASTI will acquire a license to the European manufacturer’s extensive IP portfolio, covering 35 patent families and proprietary, operational knowledge on its thin-film PV development, including: design, manufacturing systems, process methods and roll-to-roll techniques.

“We believe this agreement ignites the necessary, fundamental turnaround that we’re executing within the company, by opening new markets, securing high-quality revenue, expanding manufacturing capabilities and setting a new company trajectory,” said Jeffrey Max, President and Chief Executive Officer of ASTI. “Our endgame is to make ASTI’s lightweight, flexible, durable, thin-film materials the solar solution for everywhere that rigid panels don’t work.

“By acquiring these state-of-the-art assets, we plan to build on ASTI’s foundation in the space and defense sectors by adding new revenue streams and new markets, including luxury goods and BIPV,” Max continued. “This transaction will also increase our manufacturing capacity by orders of magnitude through the highly-efficient15MW manufacturing equipment we intend to acquire. The option to acquire a controlling interest in a cutting-edge and industrial-scale 40MW facility also provides us further flexibility in significantly increasing our manufacturing capabilities.”

Transaction Terms

Under the terms of the term sheet, which was approved by a committee comprised of the independent and disinterested members of the board of directors of ASTI, ASTI will pay USD $5 million, in cash, subject to certain closing adjustments, for the acquired assets and the IP license. Following the closing, ASTI will have the option to acquire a controlling interest in the European manufacturer, for a cash price of USD $3 million, along with the repayment of certain liabilities in shares of ASTI stock, valued at a price of USD $2.00 per share. The transaction remains subject to the execution of definitive agreements on terms acceptable to the parties. Closing is targeted for early in the second quarter, subject to customary closing conditions.

About Ascent Solar Technologies, Inc.

Backed by 20+ years of R&D, 17 years of manufacturing experience, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar Technologies, Inc.(ASTI) is a leading provider of innovative, high-performance, flexible thin-film solar panels for use in environments where mass, performance, reliability and resilience matter. Ascent’s photovoltaic (PV) modules have been deployed on space missions, multiple airborne vehicles, agrivoltaic installations, in industrial and commercial construction as well as an extensive range of consumer goods, revolutionizing the use cases and environments for solar power. Ascent Solar’s research and development center and 5MW nameplate production facility are located in Thornton, Colorado. To learn more, please visit https://www.ascentsolar.com

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” including statements regarding the consummation of the proposed transaction and the Company’s business strategy with respect to the assets and IP license to be acquired. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements, including uncertainty as to timing of the completion of the proposed transaction on the terms contemplated or at all, that the terms of the definitive agreements may differ, including in material respects, from the terms agreed to in the term sheet and the operation of the assets and IP license to be acquired in the manner contemplated by the Company following the prospective acquisition thereof. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “will,” “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. No information in this press release should be construed as any indication whatsoever of our future revenues, stock price, or results of operations. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s filings with the Securities and Exchange Commission including those discussed under the heading “Risk Factors” in our most recently filed reports on Forms 10-K and 10-Q.

Media Contact

Spencer Herrmann
FischTank PR
ascent@fischtankpr.com

Investor Contact

James Masters
Vallum Advisors
ir@ascentsolar.com